EXHIBIT 21


                         Subsidiaries of the Registrant

Subsidiary                                         Jurisdiction of Incorporation
----------                                         -----------------------------
Mentortech TBT Ltd.                                            Israel
Mentortech Systems (1996) Ltd.                                 Israel
Sivan Computers Training Center (1994) Ltd.                    Israel